November 2007 Pricing Sheet dated November 21, 2007 relating to Preliminary Terms No. 437 dated November 20, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked Capital Protected Notes due November 30, 2009
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi + Hungarian forint + Indian rupee + Mexican peso + Turkish lira
PRICING TERMS – NOVEMBER 21, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,051,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	November 21, 2007
Original issue date:	November 29, 2007 (5 business days after the pricing date)
Maturity date:	November 30, 2009
Principal protection:	100%
Interest:	None
Basket:	Basket currency	Weighting	Basket currency	Weighting
	Brazilian real (“BRL”)	16.6667%	Indian rupee (“INR”)	16.6667%
	Chinese renminbi (“CNY”)	16.6667%	Mexican peso (“MXN”)	16.6667%
	Hungarian forint (“HUF”)	16.6667%	Turkish lira (“TRY”)	16.6667%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	152%
Currency performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) - 1] x weighting
Initial exchange rate:	Basket currency	Initial exchange rate	Basket currency	Initial exchange rate
	BRL	1.7866	INR	39.39
	CNY	7.4150	MXN	11.01605
	HUF	172.98	TRY	1.2057
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	November 19, 2009
CUSIP:	617446Z36
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note:	100%	2%	98%
Total:	$5,051,000	$101,020	$4,949,980
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Preliminary Terms No. 437 dated November 20, 2007
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006
 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.